Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

December 5, 2016

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the filing by Onconova Therapeutics, Inc., a Delaware corporation (the “Company”) with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (No. 333-199219), as amended (the “Registration Statement”), which includes a base prospectus dated November 20, 2014 (the “Base Prospectus”), and the filing by the Company with the SEC pursuant to Rule 424 under the Securities Act of the Company’s prospectus supplement dated December 5, 2016 (the “Final Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), relating to the Company’s issuance of up to $3,475,000 of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate offering price.

We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus pursuant to an At Market Issuance Sales Agreement, dated December 5, 2016, between the Company and FBR Capital Markets & Co., as Agent (the “Sales Agreement”), which has been incorporated by reference into the Registration Statement.

We have acted as Company counsel in connection with the preparation of the Registration Statement and Prospectus, as well as with the issue and sale by the Company of the Shares pursuant to the Sales Agreement. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) in connection with the registration of the Shares, the authorization of the execution and delivery of the Sales Agreement and the authorization, sale and issuance of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the Prospectus, the Sales Agreement, the Company’s Tenth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, as amended, in effect on the date hereof, certain resolutions of the Board of Directors of the Company, corporate records, and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

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In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. Further, we have assumed that no more than 1,326,335 shares will be sold, pursuant to the terms of the Sales Agreement. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares have been (i) sold pursuant to the Sales Agreement and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and (ii) issued by the Company against payment therefor for an aggregate offering price that does not exceed $100,000,000, (a) the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and (b) when issued and delivered by the Company against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the reference of our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.  Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose without the express written permission of this firm.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP